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                                                                 EXHIBIT 3.1 (b)



                           CERTIFICATE OF DESIGNATION
            OF THE BOARD OF DIRECTORS OF DORAL FINANCIAL CORPORATION

                   8% CONVERTIBLE CUMULATIVE PREFERRED STOCK
                   (LIQUIDATION PREFERENCE $1,000 PER SHARE)

(Pursuant to Article 5.01 of the General Corporation Law of the Commonwealth of
                                 Puerto Rico)


         We, the undersigned, President and Secretary of DORAL FINANCIAL CORPORATION (hereinafter called the "Corporation"), a corporation duly organized and existing under the laws of the Commonwealth of Puerto Rico, do hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation, the said Board of Directors by unanimous written consent to action dated September 29, 1997, adopted the following resolutions creating a series of 20,000 shares of Serial Preferred Stock designated as the "8% Convertible Cumulative Preferred Stock."

                 RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Serial Preferred Stock of the Corporation be and it hereby is created.

                 FURTHER RESOLVED, that the directors have determined that the preferences and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, as stated and expressed herein, are under the circumstances prevailing on the date hereof fair and equitable to all the existing shareholders of the Corporation.

                 FURTHER RESOLVED, that the designation and amount of such series and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof are as follows:

         A.      DESIGNATION AND AMOUNT

                 The shares of such series of Preferred Stock shall be designated as the "8% Convertible Cumulative Preferred Stock (Liquidation Preference $1,000 per share)" (hereinafter called the "8% Preferred Stock"), and the number of authorized shares constituting such series shall be 20,000.

         B.      DIVIDENDS

                 1. Holders of record of the 8% Preferred Stock ("Holders") will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds of the Corporation legally available therefor, cumulative cash dividends at the annual rate per share of 8% of their liquidation preferences, or $6.66 2/3 per share per month.

                 2. Dividends on the 8% Preferred Stock will accrue from their date of original issuance and will be payable (when, as and if declared by the Board of Directors of the Corporation out of funds of the Corporation legally available therefor) monthly in arrears in United States dollars commencing on the last day of the month in which the 8% Preferred Stock is issued, and on the last day of each calendar month of each year thereafter to the holders of record of the 8% Preferred Stock as they appear on the books of the Corporation on the Business Day (as defined below) immediately preceding the relevant date of payment. In the case of the
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         dividend payable in the month in which the 8% Preferred Stock is issued, such dividend shall cover the period from the date of issuance of the 8% Preferred Stock to the end of such month. In the event that any date on which dividends are payable is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding Business Day without any interest or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the Business Day immediately preceding the relevant date of payment, in each case with the same force and effect as if made on such date. A "Business Day" is a day other than a Saturday, Sunday or bank holiday in San Juan, Puerto Rico.

                 3. Dividends on the 8% Preferred Stock will be cumulative from their date of issuance, and will accrue, to the extent not paid, on the last day of each month.

                 4. The amount of dividends payable for any monthly dividend period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of dividends payable for any period shorter than a full monthly dividend period will be computed on the basis of the actual number of days elapsed in such period.

                 5. Subject to any applicable fiscal or other laws and regulations, each dividend payment will be made by dollar check drawn on a bank in New York, New York or San Juan, Puerto Rico and mailed to the record holder thereof at such holder's address as it appears on the register for such 8% Preferred Stock or, in the case of holders of $1,000,000 or more in aggregate liquidation preference of the 8% Preferred Stock, by wire transfer of immediately available funds to the account of such holders as notified by such holders to the Corporation.

                 6. So long as any shares of the 8% Preferred Stock remain outstanding, the Corporation shall not declare, set apart or pay any dividend or make any other distribution of assets (other than dividends paid or other distributions made in stock of the Corporation ranking junior to the 8% Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation) on, or redeem, purchase, set apart or otherwise acquire (except upon conversion or exchange for stock of the Corporation ranking junior to the 8% Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation), shares of common stock or of any other class of stock of the Corporation ranking junior to the 8% Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, unless all accrued and unpaid dividends on the 8% Preferred Stock shall have been paid or are paid contemporaneously and the full monthly dividend on the 8% Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment and unless the Corporation has not defaulted in the payment of the redemption price of any shares of 8% Preferred Stock called for redemption.

                 7. When dividends are not paid in full on the 8% Preferred Stock and any other shares of stock of the Corporation ranking on a parity as to the payment of dividends with the 8% Preferred Stock, all dividends declared upon the 8% Preferred Stock and any such other shares of stock of the Corporation will be declared pro rata so that the amount of dividends declared per share on the 8% Preferred Stock and any such other shares of stock will in all cases bear to each other the same ratio that the liquidation preference per share of the 8% Preferred Stock and any such other shares of stock bear to each other.

                 8. Holders of record of the 8% Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of the dividends provided for herein on the shares of 8% Preferred Stock. The Corporation may, however, at its discretion, declare
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         a special dividend in an amount sufficient to allow the Corporation to pay dividends on any stock of the Corporation ranking junior to the 8% Preferred Stock in compliance with the provisions of Section B.6 above.

         C.      CONVERSION

                 1. A holder of a share of 8% Preferred Stock may convert it into common stock of the Corporation at any time before the close of business on December 1, 2005 (the "Expiration Date"). If a share of 8% Preferred Stock is called for redemption, the holder may convert it at any time before the close of business on the day preceding the redemption date. The initial conversion price is $8.75 per share of common stock of the Corporation, subject to adjustment in certain events as provided in subsection 4 below (as so adjusted from time to time, the "Conversion Price"). To determine the number of shares of common stock of the Corporation issuable upon conversion of a share of 8% Preferred Stock, divide (a) the aggregate liquidation preference of the shares of 8% Preferred Stock to be converted by (b) the Conversion Price in effect on the conversion date. The Corporation will deliver a check for an amount equal to the value of any fractional share plus the total amount of accrued but unpaid dividends on such shares to the date of conversion.

                 2. To convert a share of 8% Preferred Stock a Holder must (1) complete and sign the conversion election on the back of the certificate, (2) surrender the certificate to the Corporation, (3) furnish appropriate endorsements and transfer documents if required by the Corporation, and (4) pay any transfer or similar tax if required.

                 3. Reservation, Listing and Issuance of Shares. The Corporation will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue shares of common stock of the Corporation upon the conversion of shares of 8% Preferred Stock, the number of shares of common stock of the Corporation deliverable upon conversion of the outstanding shares of 8% Preferred Stock. The Corporation will, at its expense, cause the shares of common stock of the Corporation deliverable upon conversion of the 8% Preferred Stock to be listed (subject to issuance or notice of issuance of such shares) on all stock exchanges on which the common stock is listed not later than the date such common stock is so listed. The Corporation agrees to list such shares (subject to issuance or notice of issuance) on NASDAQ-NMS, to the extent not already listed, promptly after the date of this Certificate of Designation.

                          Before taking any action which could cause an adjustment pursuant to subsection 4 below reducing the Conversion Price below the then par value (if any) of the shares of common stock of the Corporation, the Corporation will take any corporate action which may be necessary in order that the Corporation may validly and legally issue at the Conversion Price as so adjusted shares of common stock of the Corporation that are fully paid and non-assessable.

                          The Corporation covenants that all shares of common stock of the Corporation deliverable upon conversion of the 8% Preferred Stock will, upon issuance in accordance with the terms hereof, be (i) duly authorized, fully paid and non-assessable, and
         (ii) free from all taxes with respect to the issuance thereof and from all liens, charges and security interests created by the Corporation.

                 4. Adjustments of Conversion Price and Number of Shares of Common Stock Issuable upon Conversion of the 8% Preferred Stock.
         (a) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever, after September 25, 1995, the Corporation shall issue or sell any shares of common stock (except upon conversion of one or more of the 8.25%
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                                      -4-

         convertible subordinated debentures due January 1, 2006 or of one or more shares of the 8% Preferred Stock or upon exercise by Popular, Inc. of certain rights to purchase shares of common stock of the Corporation set forth in Article 5 of the Exchange Agreement dated July 9, 1997, between the Corporation and Popular, Inc.) for a consideration per share less than the Market Price (as hereinafter defined) at the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price (calculated to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior to the time of such issue or sale by a fraction, the numerator of which shall be the sum of (a) the number of shares of common stock of the Corporation outstanding immediately prior to such issue or sale multiplied by the Market Price immediately prior to such issue or sale plus (b) the consideration received by the Corporation upon such issue or sale, and the denominator of which shall be the product of (c) the total number of shares of common stock outstanding immediately after such issue or sale, multiplied by (d) the Market Price immediately prior to such issue or sale. No adjustment of any Conversion Price, however, shall be made in an amount less than $0.01 per share, but any such lesser adjustment shall be carried forward and shall be made at the time of, and together with, the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.01 per share or more.

                          (b) For the purposes of this subsection 4, the following provisions shall also be applicable:

                                  (i)      Issuance of Rights or Options.  In
         case at any time the Corporation shall grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, common stock or any stock or securities convertible into or exchangeable for common stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which common stock is issuable upon the conversion of such rights or options or upon conversion or exchange of such Convertible Securities (determined as provided below) shall be less than the Market Price determined as of the date of granting such rights or options, then the total maximum number of shares of common stock issuable upon the conversion of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the conversion of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share. Except as provided in clause (iii) of this subsection, no further adjustments of any Conversion Price shall be made upon the actual issue of such common stock or of such Convertible Securities upon conversion of such rights or options or upon the actual issue of such common stock upon conversion or exchange of such Convertible Securities. For the purposes of this clause (i), the price per share for which common stock is issuable upon the conversion of any such rights or options or upon conversion or exchange of any such Convertible Securities shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the conversion of all such rights or options, plus, in the case of such rights or options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of common stock issuable upon the conversion of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the conversion of such rights or options.
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                                  (ii)     Issuance of Convertible Securities.
         In case the Corporation shall issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which common stock is issuable upon conversion or exchange of such Convertible Securities (determined as provided below) shall be less than the Market Price, determined as of the date of such issue or sale of such Convertible Securities, then the total maximum number of shares of common stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that (1) except as provided in clause (iii) of this subsection, no further adjustments of any Conversion Price shall be made upon the actual issue of such common stock upon conversion or exchange of such Convertible Securities, and (2) if any such issue or sale of such Convertible Securities is made upon conversion of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of any Conversion Price have been or are to be made pursuant to other provisions of this subsection (b), no further adjustment of any Conversion Price shall be made by reason of such issue or sale. For the purposes of this clause
         (ii), the price per share for which common stock is issuable upon conversion or exchange of Convertible Securities shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by
         (B) the total maximum number of shares of common stock issuable upon the conversion or exchange of all such Convertible Securities.

                                  (iii)    Change in Option Price or Conversion
         Rate. If the purchase price provided for in any rights or options referred to in clause (i) above, or the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities referred to in clause (i) or (ii) above, or the rate at which any Convertible Securities referred to in clause (i) or (ii) above are convertible into or exchangeable for common stock, shall change (other than under or by reason of provisions designed to protect against dilution), then the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

                                  (iv)     Expiration of Options, Rights and
         Other Similar Conversion Privileges. On the expiration of any such option or right or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such right, option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the common stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such right or option referred to in clause (i) above or the rate at which any Convertible Securities referred to in clause (i) or (ii) above are convertible into or exchangeable for common stock, shall decrease at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of common stock upon the conversion of any such right or option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have obtained had such right, option or Convertible Security never been issued as to such common stock and had adjustments been made upon the
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         issuance of the shares of common stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby decreased.

                                  (v)      Stock Dividends.  In case the
         Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in common stock or Convertible Securities, any common stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                                  (vi)     Consideration for Stock.  In case
         any shares of common stock or Convertible Securities or any rights or options to purchase any such common stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection there- with. In case any shares of common stock or Convertible Securities or any rights or options to purchase any such common stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined, in good faith and in the exercise of reasonable business judgment, by the board of directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of common stock or Convertible Securities or any rights or options to purchase such shares of common stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Corporation is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of common stock of the Corporation shall be changed into or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value as determined reasonably and in good faith by the board of directors of the Corporation of such portion of the assets and business of the non-surviving corporation as such board may determine to be attributable to such shares of common stock, Convertible Securities, rights or options, as the case may be. In the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in which the previously outstanding shares of common stock of the Corporation shall be changed into or exchanged for the stock or other securities of another corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its common stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation, and if any such calculation results in adjustment of the Conversion Price, the determination of the number of shares of common stock issuable upon conversion of the Securities immediately prior to such merger, consolidation or sale, for purposes of subsection (e) below, shall be made after giving effect to such adjustment of the Conversion Price.

                                  (vii)    Record Date.  In case the
         Corporation shall take a record of the holders of its common stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in common stock or in Convertible Securities, or
         (B) to subscribe for or purchase common stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of common stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
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                                  (viii)   Treasury Shares.  The number of
         shares of common stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of common stock for the purposes of this subsection (b).

                                  (ix)     Definition of Market Price.  "Market
         Price" shall mean the average of the daily closing prices per share of the common stock for the ten consecutive trading days immediately preceding the day as of which "Market Price" is being determined, except that, in the case of an underwritten bona fide public offering, "Market Price" shall mean the initial public offering price. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if shares of the common stock are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange (including for this purpose the NASDAQ-NMS) on which the shares are listed or admitted to trading, or if the shares are not so listed or admitted to trading, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or through a similar organization if NASDAQ is no longer reporting such information. If shares of the common stock are not listed or admitted to trading on any exchange or quoted through NASDAQ or any similar organization, the "Market Price" shall be deemed to be the higher of (A) the book value of a share of the common stock as determined by any firm of independent public accountants of recognized standing, selected by the board of directors of the Corporation, as at the last day of any month ending within sixty days preceding the date as of which the determination is to be made or (B) the fair value thereof determined in good faith by an independent brokerage firm or Standard & Poor's Corporation as of a date which is within fifteen days of the date as of which the determination is to be made (the fees and expenses of any such inde- pendent public accountants, independent brokerage firm or other firm engaged pursuant to subclauses (A) and
         (B) of this clause (ix) to be paid by the Corporation).

                                  (x)      Determination of Market Price under
         Certain Circumstances. Anything herein to the contrary notwithstanding, in case the Corporation shall issue any shares of common stock or Convertible Securities in connection with the acquisition by the Corporation of the stock or assets of any other corporation or the merger of any other corporation into the Corporation, the Market Price shall be determined as of the date the number of shares of common stock or Convertible Securities (or in the case of Convertible Securities other than stock, the aggregate principal amount of Convertible Securities) was determined (as set forth in a written agreement between the Corporation and the other party to the transaction) rather than on the date of issuance of such shares of common stock or Convertible Securities.

                                  (xi)     Certain Issues Excepted.  Anything
         herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of any Conversion Price in case of the issuance of shares of common stock (1) upon the conversion of options or rights relating to up to 500,000 shares (subject to adjustment for stock splits, stock combinations, stock dividends and similar events) of the Corporation's common stock granted or provided or to be granted or provided under the Corporation's stock option plan, as in effect on July 9, 1997, or (2) under the Corporation's restricted stock plan, as in effect on July 9, 1997, up to a maximum of 250,000 shares (subject to adjustment for stock splits, stock combinations, stock dividends and similar events), and shall not be required to make any such adjustment upon the granting of any options or rights referred to above if and to the extent that issuance of the shares covered thereby is excepted by this clause.

                          (c) Adjustment for Certain Special Dividends. In case the Corporation shall declare a dividend upon the common stock payable otherwise than out of earnings or earned surplus, determined in accordance with Generally Accepted Accounting Principles, and otherwise than in common stock or Convertible Securities, the Conversion Price in effect immediately prior to the declaration of such dividend shall be reduced by an amount equal, in the case of a dividend in cash, to the amount per share of the common stock so declared as payable otherwise than out of earnings or earned surplus or, in the case of any other dividend, to the fair value per share of the common stock of the property so declared as payable otherwise than out of earnings or earned surplus, as determined, reasonably and in good faith, by the board of directors of the Corporation. For the purposes of the foregoing a dividend other than in cash shall be considered payable out of earnings or earned surplus (other than revaluation or paid-in-surplus) only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend, as determined, reasonably and in good faith, by the board of directors of the Corporation. Such reductions shall take effect as of the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of common stock of record entitled to such dividend are determined.

                          (d) Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide the outstanding shares of common stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of common stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                          (e) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In case the Corporation (a) consolidates with or merges into any other corporation and is not the continuing or surviving corporation of such consolidation or merger, or
         (b) permits any other corporation to consolidate with or merge into the Corporation and the Corporation is the continuing or surviving corporation but, in connection with such consolidation or merger, the common stock is changed into or exchanged for stock or other securities of any other corporation or cash or any other assets, or (c) transfers all or substantially all of its properties and assets to any other corporation, or (d) effects a capital reorganization or reclassification of the capital stock of the Corporation in such a way that holders of common stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for common stock, then, and in each such case, proper provision shall be made so that, upon the basis and upon the terms and in the manner provided in this subsection (e), the Holders, upon the conversion of each Security at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive (at the aggregate Conversion Price in effect for all shares of common stock issuable upon such conversion immediately prior to such consummation as adjusted to the time of such transaction), in lieu of shares of common stock issuable upon such conversion prior to such consummation, the stock and other securities, cash and assets to which such Holder would have been entitled upon such consummation if such Holder had so converted such Security immediately prior thereto (subject to adjustments subsequent to such corporate action as nearly equivalent as possible to the adjustments provided for in this subsection 4).

                          (f) Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall promptly deliver a notice to the registered holder of the Securities, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                          (g)     Other Notices.  In case at any time:

                                  (1)      the Corporation shall declare or pay
         any dividend on or make any distribution with respect to its common stock, other than quarterly cash dividends consistent with past practice;

                                  (2)      the Corporation shall offer for
         subscription pro rata to the holders of its common stock any additional shares of stock of any class or other rights;

                                  (3)      there shall be any capital
         reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation (other than a Subsidiary of the Corporation in which the Corporation is the surviving or continuing corporation and no change occurs in the Corporation's common stock), or sale of all or substantially all of its assets to, another corporation;

                                  (4)      there shall be a voluntary or
         involuntary dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, or winding up of the Corporation; or

                                  (5)      the Corporation proposes to take any
         other action or an event occurs which would require an adjustment of the Conversion Price pursuant to subsection (h) below;

         then, in any one or more of said cases, the Corporation shall give written notice, addressed to each Holder at the address of such Holder as shown on the books of the Corporation, of (1) the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (2) the date (or, if not then known, a reasonable approximation thereof by the Corporation) on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up or other action, as the case may be, shall take place. Such notice shall also specify (or, if not then known, reasonably approximate) the date as of which the holders of common stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their common stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up, or other action, as the case may be. Such written notice shall be given at least twenty days prior to the action in question and not less than twenty days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

                          (h) Certain Events. If any event occurs as to which in the reasonable opinion of the Corporation, in good faith, the other provisions of this subsection 4 are not strictly applicable but the lack of any adjustment would not in the opinion of the Corporation fairly protect the conversion rights of the Holders in accordance with the basic intent and principles hereof, or if strictly applicable would not fairly protect the conversion rights of the Holders in accordance with the basic intent and principles hereof, then the Corporation shall appoint a firm of independent certified public accountants (which may be the regular auditors of the Corporation) of recognized national standing, which shall give their opinion upon the adjustment, if any, on a basis consistent with the basic intent and principles established in the other provisions of this subsection 4, necessary to preserve, without dilution, the conversion rights of the Holders. Upon receipt of such opinion, the Corporation shall forthwith make the adjustments described therein.

                          (i) All calculations under this subsection 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                          (j) In any case in which the provisions hereof require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Holder of any Security converted after such record date and before the occurrence of such event the additional shares of common stock issuable upon such conversion by reason of the adjustments required by such event over and above the shares of common stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such Holder any amount in cash in lieu of a fractional share of common stock;
                                        provided, however, that the Corporation
         shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares and such cash upon the occurrence of the event requiring such adjust- ment.

         D.      REDEMPTION AT THE OPTION OF THE CORPORATION

                 1. The shares of the 8% Preferred Stock are not redeemable prior to January 1, 2001. On and after that date, the shares of the 8% Preferred Stock will be redeemable in whole or in part from time to time at the option of the Corporation, with the consent of the Board of Governors of the Federal Reserve System, upon not less than thirty nor more than sixty days' notice by mail, at the redemption prices set forth below, during the twelve-month periods beginning on January 1 of the years set forth below, plus accrued and unpaid dividends to the date fixed for redemption.

                                             YEAR                           REDEMPTION PRICE
                                             ----                           ----------------
                           2001  . . . . . . . . . . . . . . . . . .            $1,020.00
                           2002  . . . . . . . . . . . . . . . . . .            $1,015.00
                           2003  . . . . . . . . . . . . . . . . . .            $1,010.00
                           2004  . . . . . . . . . . . . . . . . . .            $1,005.00
                           2005 and thereafter   . . . . . . . . . .            $1,000.00


                 2. In the event that less than all of the outstanding shares of the 8% Preferred Stock are to be redeemed in any redemption at the option of the Corporation, the total number of shares to be redeemed in such redemption shall be determined by the Board of Directors and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the Board of Directors or by such other method as the Board of Directors may approve and deem equitable, including any method to conform to any rule or regulation of any national or regional stock exchange or automated quotation system upon which the shares of the 8% Preferred Stock may at the time be listed or eligible for quotation.

                 3. Notice of any proposed redemption shall be given by the Corporation by mailing a copy of such notice to the holders of record of the shares of 8% Preferred Stock to be redeemed, at their address of record, not more than sixty nor less than thirty days prior to the redemption date. The notice of redemption to each holder of shares of 8% Preferred Stock shall specify the number of shares of 8% Preferred Stock to be redeemed, the redemption date and the redemption price payable to such holder upon redemption, and shall state that from and after said date dividends thereon will cease to accrue. If less than all the shares owned by a holder are then to be redeemed at the option of the Corporation, the notice shall also specify the number of shares of 8% Preferred Stock which are to be redeemed and the numbers of the certificates representing such shares. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice; and failure duly to give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of 8% Preferred Stock.

                 4. Notice having been mailed as aforesaid, from and after the redemption date (unless default be made in the payment of the redemption price for any shares to be redeemed), all dividends on the shares of 8% Preferred Stock called for redemption shall cease to accrue and all rights of the holders of such shares as stockholders of the Corporation by reason of the ownership of such shares (except the right to receive the redemption price, on presentation and surrender of the respective certificates representing the redeemed shares), shall cease on the redemption date, and such shares shall not after the redemption date be deemed to be outstanding. In case less than all the shares rep- resented by any such certificate are redeemed, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares.

                 5. At its option, the Corporation may, on or prior to the redemption date, irrevocably deposit the aggregate amount payable upon redemption of the shares of the 8% Preferred Stock to be redeemed with a bank or trust company designated by the Board of Directors having its principal office in New York, New York, San Juan, Puerto Rico, or any other city in which the Corporation shall at that time maintain a transfer agency with respect to its capital stock, and having a combined capital and surplus (as shown by its latest published statement) of at least $50,000,000 (hereinafter referred to as the "Depositary"), to be held in trust by the Depositary for payment to the holders of the shares of the 8% Preferred Stock then to be redeemed. If such deposit is made and the funds so deposited are made immediately available to the holders of the shares of the 8% Preferred Stock to be redeemed, the Corporation shall thereupon be released and discharged (subject to the provisions of Section D.6) from any obligation to make payment of the amount payable upon redemption of the shares of the 8% Preferred Stock to be redeemed, and the holders of such shares shall look only to the Depositary for such payment.

                 6. Any funds remaining unclaimed at the end of two years from and after the redemption date in respect of which such funds were deposited shall be returned to the Corporation forthwith and thereafter the holders of shares of the 8% Preferred Stock called for redemption with respect to which such funds were deposited shall look only to the Corporation for the payment of the redemption price thereof. Any interest accrued on any funds deposited with the Depositary shall belong to the Corporation and shall be paid to it from time to time on demand.

                 7. Any shares of the 8% Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

         E.      LIQUIDATION PREFERENCE

                 1. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the then record holders of shares of 8% Preferred Stock will be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution is made to holders of common stock or any other equity securities of the Corporation ranking junior upon liquidation to the 8% Preferred Stock, distributions upon liquidation in the amount of $1,000 per share plus an amount equal to any accrued and unpaid dividends to the date of payment. Such amount shall be paid to the holders of the 8% Preferred Stock prior to any payment or distribution to the holders of the common stock of the Corporation or of any other class of stock or series thereof of the Corporation ranking junior to the 8% Preferred Stock in respect of dividends or as to the distribution of assets upon liquidation.

                 2. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the 8% Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the 8% Preferred Stock are not paid in full, the holders of the 8% Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of 8% Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation.

                 3. Neither the consolidation or merger of the Corporation with any other corporation, nor any sale, lease or conveyance of all or any part of the property or business of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the Corporation.

                 4. If the assets distributable upon any dissolution, liquidation, or winding up of the Corporation shall be insufficient to permit the payment to the holders of the 8% Preferred Stock of the full preferential amounts aforesaid, then such assets or the proceeds thereof shall be distributed among the holders of the 8% Preferred Stock ratably in proportion to the respective amounts the holders of such shares of stock would be entitled to receive if they were paid the full preferential amounts aforesaid.

         F.      VOTING RIGHTS

                 1. Except as described in this Section F, or except as required by applicable law, holders of the 8% Preferred Stock will not be entitled to receive notice of or attend or vote at any meeting of stockholders of the Corporation.

                 2. Any variation or abrogation of the rights, preferences and privileges of the 8% Preferred Stock by way of amendment of the Corporation's Restated Certificate of Incorporation or otherwise (including, without limitation, the authorization or issuance of any shares of the Corporation ranking, as to dividend rights or rights on liquidation, winding up and dissolution, senior to the 8% Preferred Stock) shall not be effective (unless otherwise required by applicable law) except with the consent in writing of the holders of at least a majority of the outstanding shares of the 8% Preferred Stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least a majority of the outstanding shares of the 8% Preferred Stock. Notwithstanding the foregoing, the Corporation may, without the consent or sanction of the holders of the 8% Preferred Stock, authorize and issue shares of the Corporation ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the 8% Preferred Stock.

                 3. No vote of the holders of the 8% Preferred Stock will be required for the Corporation to redeem or purchase and cancel the 8% Preferred Stock in accordance with the Restated Certificate of Incorporation of the Corporation.

                 4. The Corporation will cause a notice of any meeting at which holders of any series of Preferred Stock are entitled to vote to be mailed to each record holder of such series of Preferred Stock. Each such notice will include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution to be proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for deliveries of proxies.

                 5. Except as set forth in this Section F, holders of 8% Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth herein) for taking any corporate action.

         G.      RANK

                 The 8% Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation and to all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank junior to the 8% Preferred Stock (or to a number of series of Preferred Stock which includes the 8% Preferred Stock); (ii) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank on a parity with the 8% Preferred Stock (or with a number of series of Preferred Stock which includes the 8% Preferred Stock); and (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank senior to the 8% Preferred Stock (or to a number of series of Preferred Stock which includes the 8% Preferred Stock). For this purpose, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities.

         H.      FORM OF CERTIFICATE FOR 8% PREFERRED STOCK; TRANSFER AND
                 REGISTRATION

                 1. The 8% Preferred Stock shall be issued in registered form only. The Corporation may treat the record holder of a share of 8% Preferred Stock, including the Depository Trust Company and its nominee and any other holder that holds such share on behalf of any other person, as such record holder appears on the books of the registrar for the 8% Preferred Stock, as the sole owner of such share for all purposes.

                 2. The transfer of a share of 8% Preferred Stock may be registered upon the surrender of the certificate evidencing the share of 8% Preferred Stock to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the office of the transfer agent and registrar.

                 3. Registration of transfers of shares of 8% Preferred Stock will be effected without charge by or on behalf of the Corporation, but upon payment (or the giving of such indemnity as the transfer agent and registrar may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

                 4. The Corporation will not be required to register the transfer of a share of 8% Preferred Stock after such share has been called for redemption.

         I.      REPLACEMENT OF LOST CERTIFICATES

                 If any certificate for a share of 8% Preferred Stock is mutilated or alleged to have been lost, stolen or destroyed, a new certificate representing the same share shall be issued to the holder upon request subject to delivery of the old certificate or, if alleged to have been lost, stolen or destroyed, compliance with such conditions as to evidence, indemnity and the payment of out-of-pocket expenses of the Corporation in connection with the request as the Board of Directors of the Corporation may determine.

         J.      NO PREEMPTIVE RIGHTS

                 Holders of the 8% Preferred Stock will have no preemptive rights to purchase any securities of the Corporation.

         The undersigned hereby certify that the capital of the Corporation will not be reduced under or by reason of the adoption of the above resolutions providing for the creation of the above described series of Preferred Stock.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its President, Zoila Levis, and its Secretary, Richard Bonini, this 15th day of October, 1997.

                                        DORAL FINANCIAL CORPORATION



                                    By:        /S/ Zoila Levis
                                       ---------------------------------
                                                Zoila Levis
                                                 President

[CORPORATE SEAL]

                                    By:        /S/ Richard F. Bonini
                                       ---------------------------------
                                                 Richard F. Bonini
                                                     Secretary